CONSENT OF KPMG LLP

The Board of Directors

Crown Investments Corporation of Saskatchewan

We consent to the use of our auditors’ reports dated March 12, 2004 on Crown Investments Corporation of Saskatchewan Consolidated Financial Statements and Crown Investments Corporation of Saskatchewan Non-Consolidated Financial Statements for the fiscal year ended December 31, 2003, as included in the 2003 Annual Report of the Crown Investments Corporation of Saskatchewan and filed as Exhibit (n) to the Province of Saskatchewan Annual Report for the fiscal year ended March 31, 2003 on Form 18-K.

/s/ KPMG LLP

KPMG LLP

Chartered Accountants

Regina, Saskatchewan

September 8, 2004